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                                                                     EXHIBIT 12


                              A G R E E M E N T


          AGREEMENT, dated as of the 17th day of May, 1995, between PLITT THEATRES, INC., a Delaware corporation, and PLITT SOUTHERN THEATRES, INC., a Delaware corporation (hereinafter "Seller"), and CARMIKE CINEMAS, INC., a Delaware corporation, ("Buyer").

                             W I T N E S S E T H :

         WHEREAS, Seller desires to sell certain of its assets, interests, and rights, and Buyer desires to purchase the same; and

         WHEREAS, the Boards of Directors of Seller and the Board of Directors of Buyer deem it appropriate to effect the sale and transfer of certain of Seller's assets and liabilities pursuant to the agreement set forth hereinafter.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and for other consideration, receipt adequacy and sufficiency of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:


                                   ARTICLE I
                                  DEFINITIONS


         The following terms used in this Agreement shall have the meanings set forth below:

         1.01. "AFFILIATE" - Any person, firm, corporation, partnership or association controlling, controlled by, or under common control with another person, firm, corporation, partnership or association.

         1.02. "AGREEMENT" - This Agreement, including the Exhibits attached hereto, and the Schedules delivered pursuant hereto.

         1.03. "ASSETS" - The property, both real and personal of the Seller, including real property, Leasehold Interests, Leasehold Improvements, and all furniture, fixtures, equipment, film contracts, theatre names and service marks (EXCLUDING CINEPLEX, CINEPLEX ODEON, ODEON, PLITT and SEPTUM), machinery, materials, supplies, and other intangible properties pertaining to the Theatres set forth on Schedule 1.26.

         1.04.  "BUYER'S KNOWLEDGE" - The knowledge of John O. Barwick, III.





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         1.05.  "CASH FLOW STATEMENTS" - Internally prepared statements by
Seller that summarize Theatre Revenue and Theatre Expenses for each of the Theatres.

         1.06.  "CLOSING" - The Closing referred to in Section 2.05 hereof.

         1.07.  "CLOSING DATE" - The date referred to in Section 2.05 hereof.

         1.08. "CONTINUING CONTRACTS" - The agreements relating to the operation and maintenance of the Theatres (excluding film exhibition agreements), which are described on Exhibit "A" attached hereto, together with any contracts in the nature thereof executed by Seller after the date hereof, as herein permitted and approved in writing by Buyer, except any contract which is terminable with thirty (30) days notice without penalty.

         1.09. "EFFECTIVE DATE" - 12:01 a.m. Eastern Daylight Savings Time, June 2, 1995.

         1.10. "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

         1.11. "EXCLUDED ASSETS" - Those assets set forth on Schedule 1.11. Any damages caused by removal of Excluded Assets will be repaired by Seller.

         1.12. "EXHIBITS" - Those Exhibits referenced in this Agreement and incorporated herein by such reference.

         1.13. "FILM CONTRACTS" - All of those contracts and agreements of Seller for film rental applicable to the Theatres as of the Possession Date.

         1.14. "GUARANTEED FILM CONTRACTS" - Those Film Contracts which require Seller to pay a guaranteed minimum film rental amount, notwithstanding that the film may not have earned same.

         1.15.  "LANDLORD'S CONSENT" - Consent of the Landlords referred to in
Section 2.07 (d) to the transfer and assignment of the leases described in
Schedule 3.09 (b). For any Theatre that Seller does not have Landlord's written consent at Closing, Buyer agrees that it will accept oral telephonic consent given to John O. Barwick, III, F. Lee Champion, III or Michael W. Patrick for purposes hereof, and Buyer will confirm receipt of such oral consent for each Theatre by letter to Landlord, with copy to Seller.

         1.16.  "LEASED PREMISES" - The Premises demised by the Leases.





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         1.17.  "LEASEHOLD IMPROVEMENTS" - All right, title and interest of
Seller in the Leasehold Improvements of any kind and description now, or on the Closing Date located on, or which are a part of the Leased Premises.

         1.18. "LEASEHOLD INTERESTS" - All and singular the interest, estates, rights, privileges, titles, easements, options and appurtenances belonging, or in any way appertaining to the Seller as tenant under the Leases.

         1.19. "LEASES" - The Leases for the Theatres, and all amendments and modifications thereof, all of which are described on Schedule 3.09 (b) attached hereto.

         1.20. "PERMITTED LIENS" - (i) Liens and taxes due and payable and which are prorated pursuant to Section 2.04 hereof; (ii) liens that shall be discharged by the Closing; (iii) Permitted Title Exceptions; and (iv) landlord's lien on equipment for the Hoffner Center Theatre, Orlando, FL.

         1.21. "PERMITTED TITLE EXCEPTIONS" - With respect to the fee simple real property those preprinted exceptions in a standard form ALTA extended coverage policy of title insurance and those encumbrances set forth on Schedule
1.21. With respect to leased real property, landlord liens arising under the Leases or pursuant to operation of law.

         1.22. "POSSESSION DATE " - The Closing Date for each Theatre for which the Landlord's Consent has been received prior to the Closing Date. For each Theatre that Landlord's Consent has not been received prior to the Closing Date, Buyer shall take possession of said Theatre on the first Friday following receipt of said Landlord's Consent by Buyer.

         1.23. "PURCHASE PRICE" - The Purchase Price for the Assets is TWENTY-TWO MILLION AND 00/100 DOLLARS ($22,000,000.00), payable as set forth in paragraph 2.02 hereof.

         1.24.  "SCHEDULES" - Those Schedules referred to in this Agreement.

         1.25. "SELLER'S KNOWLEDGE" - The knowledge and/or awareness of Seller's Chief Financial Officer, Ellis Jacob.

         1.26. "THEATRES" - The twenty-eight (28) locations consisting of one hundred forty-five (145) screens for the exhibition of motion pictures as specifically set forth on Schedule 1.26.

         1.27. "THEATRE CASH FLOW" - Theatre Cash Flow equals the excess of Theatre Revenue over Theatre Expenses.





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         1.28.  "THEATRE EXPENSES" - Theatre Expenses shall be calculated for each Theatre on a theatre by theatre basis by applying the percentages set out opposite each Theatre on Schedule 1.28 for each of film costs, confection costs, advertising expense, payroll and supplies and services. The Pacer/Coke expense shall be determined by multiplying the amount set out opposite each Theatre by a fraction equal to the number of days between the Effective Date and the Possession Date divided by 365. Occupancy costs shall be calculated by prorating actual occupancy costs for each Theatre for the number of days between the Effective Date and the Possession Date.

         1.29. "THEATRE LEVEL EMPLOYEE" - Any employee who actually works at a Theatre location.

         1.30. "THEATRE REVENUE" - Equals the sum of all box office, concession and other revenue receipts as said other revenue receipts are described on Schedule 1.30.

         1.31. "USABLE FILM PAYMENTS" - The aggregate amount of all advance film rentals paid by the Seller prior to the Possession Date pursuant to Guaranteed Film Contracts to which Buyer has not consented prior to or on the Possession Date which advance film rentals were actually earned by the Buyer within ninety (90) days after the Possession Date.

         1.32. "UNEARNED FILM PAYMENTS" - The aggregate amount of all advance film rentals paid by the Seller prior to the Possession Date pursuant to film contracts other than Guaranteed Film Contracts, less the amount of such advance film rentals actually earned by Seller through the sale of admission tickets prior to the Possession Date.

                                   ARTICLE II
                          PURCHASE AND SALE OF ASSETS

          2.01. Agreement to Sell. Pursuant to the terms and conditions of this Agreement, at Closing Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller all of the Assets owned and used by Seller in the operation of its motion picture exhibition business in the Theatres specifically set forth on Schedule 1.26.

          2.02. Purchase Price. The Purchase Price for the Assets will be paid to the Seller as follows:

                 (a) At Closing, Buyer shall pay and deliver by wire transfer to Seller, pursuant to wiring instructions set forth in paragraph 2.06 (a), the Purchase Price, less: (1) The amount set forth on Schedule 2.02 (a) (1) for any Theatre, or group of Theatres for which the Landlord Consents have not been received;

                 (b) Subsequent to Closing, on the Possession Date for any applicable Theatre Buyer shall pay and deliver by wire transfer to Seller the amount set forth on Schedule 2.02 (a) (l)





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for any Theatre or group of Theatres for which the Landlord Consents have subsequently been received.

         2.03. Purchase Price Allocation. The Purchase Price will be allocated to the Assets as shown on Schedule 2.03, and each of the parties agree to report this transaction for Federal income tax purposes in accordance with the allocation shown on said schedule.

         2.04.   Closing Adjustments.

                 (a) On and as of the Possession Date, Seller will pay Buyer or Buyer will pay Seller, as applicable, its prorated share of all proratable expenses, including but not limited to rents, security deposits, property taxes, percentage rents based upon applicable lease provisions when and as determined, common area maintenance and other proratable items pursuant to the assigned leases and utilities. Percentage rent under Leases shall be prorated for the applicable lease year based upon the amount of revenue derived from the applicable Theatre during the period said Theatre is operated by Seller and Buyer respectively.

                 (b) On the Possession Date, Buyer will pay Seller the Unearned Film Payments plus the unused portion of any Guaranteed Film Contracts to which Buyer has consented prior to the Possession Date.

                 (c) Within ninety (90) days after the Closing, Buyer will pay Seller the Usable Film Payments.

                 (d) In the event the parties become aware of any items after the Possession Date that should have been prorated on the Possession Date, the parties agree that the appropriate party will pay the other party the appropriate prorated amount.

         2.05.   Closing Date and Place.   The Closing of the transactions
contemplated by this Agreement shall be effective as of the Effective Date. The Closing shall be conducted by exchange of documents via telecopier and physical transfer of documentation in escrow subject to each party's performance hereunder. Subject to the expiration of the waiting period required under the Hart-Scott-Rodino Act, the Closing Date shall be and take place on June 23, 1995, or such other Friday as may be agreed upon by the parties hereto.

         2.06.   Buyer's Performance at Closing.  At Closing, Buyer shall:

                 (a) Pay and deliver by wire transfer to Plitt Theatres, Inc., Bank of America, 1850 Gateway Boulevard, Concord, CA 94520, ABA - 121000358, Account $U.S. 1235801134 (DEPOSITORY/DISBURSEMENT) the amount set forth in Section 2.02 (a).

                 (b) Deliver to Seller a Certificate of the Secretary of Buyer stating that this Agreement and other instruments and documents executed in connection herewith have been





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duly authorized by the Board of Directors of Buyer and setting forth the names, titles, signatures and attesting to the incumbency of those persons authorized to execute this Agreement and the instruments and documents executed in connection herewith. Copies of all resolutions pertaining to such authorization shall be attached to the certificate.

                 (c) Pay fifty percent (50%) of any transfer, documentary stamp tax, surtax, gross receipts, excise, title and sales and use tax.

                 (d) Pay Seller by wire transfer as aforesaid for Seller's popcorn and drink syrup inventory located at the Theatres at the lesser of Buyer's or Seller's cost.

                 (e) Pay Seller the amount of Seller's petty cash located at the Theatres as shown on Schedule 2.06 (e).

                 (f) Deliver to Seller an assumption of liabilities under the Leases and Continuing Contracts in form and substance satisfactory to Seller.

          2.07. Seller's Performance at Closing. At Closing, Seller will deliver to Buyer:

                 (a) In form satisfactory to Buyer, all warranty deeds, bills of sale, assignments of licenses, permits and executory contracts, assignment of leases, easements and rights of way accompanied by certain covenants and endorsements as are necessary in order to effectively vest in Buyer good, indefeasible and marketable title to the Assets free and clear of all encroachments, leases, tenancies, liens, encumbrances, mortgages, conditional sales and other title retention agreements, pledges, covenants, restrictions, reservations, easements and options except for the Permitted Liens and Permitted Title Exceptions.

                 (b) Actual possession and operating control of the Assets to which Landlords' Consents have been obtained prior to Closing.

                 (c) A certificate of Seller, executed by an officer, certifying that the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly and validly authorized by its Boards of Directors, and that except as set forth on Schedule 2.07 (c), no consent or approval of any other person is necessary. Such certificate shall set forth the names, titles, and signatures and attest to the incumbency of those persons authorized to execute this Agreement and all Agreements, instruments and documents in connection herewith. Copies of all resolutions pertaining to such authorization shall be attached to the certificate.





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                 (d)  Any and all consents of third parties necessary for the transfer and assignment of the Assets, including, but not limited to, Landlords' Consents to the assignment of all leases of real property; except for those Landlords' Consents referred to in Section 2.10.

         2.08. Seller's Performance At and After Closing. Seller hereby covenants and agrees that at or after the Closing, as required, Seller shall:

                  (a) At the request of Buyer, take all action reasonably necessary to put Buyer in actual possession of the Assets, and execute and deliver such further instruments of conveyance, sale, transfer and assignment, and take such other action as may be reasonably necessary to transfer to Buyer any of the Assets and confirm the title of Buyer to the Assets. Further, after Closing, should Seller be a necessary party in order for Buyer to exercise its rights with respect to the Assets, Seller will take reasonable efforts, at Buyer's expense, to assist Buyer therein.

                 (b) Pay any Canadian governmental taxes or other governmental charges which may arise out of the transfer of the Assets, and pay Fifty Percent (50%) of any transfer, documentary stamp tax, surtax, gross receipts, excise, title, and sales and use tax. The parties agree to cooperate in taking such steps as may be necessary or appropriate in order to take advantage of any exemptions from any such governmental taxes, or other charges which may be available with respect to the transfer of the Assets.

                 (c) For the period of eighteen (18) months following the Closing Date, provide Buyer access to any operating records, accounting records, correspondence, memoranda, and other records and data relating to the ownership or operation of the Assets, which are in Seller's possession, and assist Buyer in the preparation of any financial statements and/or completion of any Audit of financial statements that may be required to meet SEC
Regulations.   Seller has previously provided Buyer with the information listed on Schedule 2.08 (c).

                 (d) At the request of Buyer, prosecute or otherwise enforce in Seller's name for the benefit of Buyer, any claims, rights or benefits that are being transferred to Buyer under this Agreement, and that require prosecution or enforcement in Seller's name. Any such prosecution or enforcement shall be at Buyer's expense, unless such prosecution or enforcement is made necessary by a material breach of this Agreement by the Seller, in which case such prosecution or enforcement shall be at Seller's sole expense.

                 (e) Hold Buyer harmless from all charges or liabilities incurred by the Seller prior to the Possession Date relating to the Assets; and

                 (f) Transfer or deliver to Buyer any and all cash remittances or property Seller may receive in respect of the Assets





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and the payment, if any, to which Buyer shall be entitled pursuant to Section
2.04.

                 (g) Allow Buyer to use the Pacer equipment located in the Theatres at no cost to Buyer until such time as Buyer replaces this equipment with equipment of Buyer's choice, but in no event later than 10/31/95. Buyer will ship the Pacer equipment to Seller upon replacement, and Buyer and Seller shall each pay fifty percent (50%) of cost of shipping. Buyer agrees that it shall maintain said equipment in its present condition, normal wear and tear excepted. Buyer shall bear all risk of loss for said equipment until said equipment is physically returned to Seller.

                 (h) On or before July 15, 1995, wire transfer to Carmike Cinemas, Inc., Wachovia Bank, Atlanta, Georgia, ABA 061-000-010, Account No. 17-503-600, the Theatre Cash Flow of the Theatres for which the Landlord's Consents have been received for the period from the Effective Date to the Closing Date, and submit an accounting regarding same.

                 (i) For each Theatre for which Landlord's Consent has not been received prior to June 23, 1995, which Seller continues to operate on Buyer's behalf, within fourteen (14) days following the Possession Date for said Theatre, Seller shall wire transfer to Buyer, pursuant to the wiring instructions set forth in paragraph 2.08 (h), the Theatre Cash Flow from said Theatre since the Effective Date, and deliver an accounting applicable thereto.

         2.09. Buyer Does Not Assume Any of Seller's Liabilities or Obligations. Seller, at Closing, will transfer all of the Assets to Buyer free and clear of any and all claims, liens, mortgages, options, charges, security interests, assignments, restrictions, easements, actions or demands or encumbrances whatsoever, except for:

                 (a) Obligations arising after the Closing Date with respect to Continuing Contracts and Leases included in the Assets as described on
Schedule 3.09 (b).

                 (b)  Permitted Liens and Permitted Title Exceptions, and

                 (c) The post-closing prorated items included in Section 2.04. Except as expressly set forth herein, Buyer is not assuming any obligations or liabilities of Seller or of Seller's business or any liabilities attendant to any of the Assets, whether known or unknown, liquidated or contingent.

         2.10.   Seller's Continued Operation of Theatres for Buyer's Account.

                 (a) The parties hereby acknowledge and agree that the Closing which shall take place on the Closing Date will be effective on the Effective Date. Accordingly, Seller hereby covenants and agrees that it shall continue to operate the Theatres





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in the normal course of business consistent with its past practices, on behalf of Buyer, and for Buyer's account, during the period between the Effective Date and the Possession Date.

                 (b) In the event Seller has not received Landlord's Consent for all the Theatres on or before the Closing Date, Seller shall continue to operate, on behalf of Buyer, and for Buyer's account, the Theatres for which Landlords' Consents have not been received, and Seller shall make every effort to obtain the remaining Landlords' Consents as soon as possible, but in no event later than August 31, 1995. In the event Seller has not obtained Landlords' Consents for any Theatre on August 31, 1995, the Purchase Price shall be adjusted (reduced) for any applicable Theatre by the value assigned to that Theatre as shown on Schedule 2.02 (a), and the Theatre Cash Flow for any such Theatre for the period from the Effective Date to August 31, 1995 shall be for Seller's account.

                                 ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SELLER

         As a material inducement for Buyer's performance hereunder, Seller hereby makes the following representations and warranties, each of which (as qualified by all Exhibits and Schedules to this Agreement) is true and correct on the date of this Agreement, shall be true and correct on the Closing Date, except as otherwise disclosed by Seller to Buyer in a Schedule or Exhibit attached hereto, and shall survive the Closing and the transactions, contemplated by this Agreement for a period of eighteen (18) months from the Closing Date, and shall be deemed to be independently relied upon by Buyer. Provided, however, except as set forth on any Landlords' Consent, any representation or warranty of which there is Buyer's Knowledge is untrue or incorrect that is not raised at Closing shall be waived.

         3.01. Legal Status. Plitt Theatres, Inc. and Plitt Southern Theatres, Inc. are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own its properties, to carry on its business, as now being owned and operated by it, to enter into this Agreement, and to perform its obligations hereunder. Complete and accurate copies of the Articles of Incorporation of Seller (certified by Seller) and the By-Laws of Seller (certified by Seller) which have been or will be delivered to Buyer by Seller prior to the Closing, and copies of the corporate minutes of Seller authorizing this transaction which have been or will be made available to Buyer by Seller for review prior to the Closing are true and complete as now in effect on the date of this Agreement.

         3.02.   Cash Flow Data.

                 (a) Schedule 3.02 (a) contains cash flow information of the Theatres for years ended 12/31/94, 12/31/93 and 12/31/92.





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                 (b)  The  cash flow information is in accordance, in all
material respects, with the books and records of the Seller, and except as stated therein presents fairly the results of operations of the Theatres for the respective periods indicated.

         3.03. Absence of Specified Changes. Since 12/31/94, there has not been any:

                 (a) Transaction by Seller with respect to the Assets except in the ordinary course of business as conducted on that date, except as set forth on Schedule 3.03 (a).

                 (b) Debt, obligation or liability (whether absolute or contingent) incurred by Seller which will not be discharged at or before Closing (whether or not presently outstanding), which creates a lien upon or otherwise encumbers the Assets;

                 (c) Mortgage, pledge or other encumbrance of any of the Assets, except for Permitted Liens;

                 (d) Sale, lease, abandonment or other disposition of any of the Assets, excluding inventory, by Seller;

                 (e) To the best of Seller's Knowledge, labor dispute, strike, work stoppage, or any other occurrence, event or condition of a similar nature which materially adversely impacts the Assets;

                 (f) Amendment or termination of any contract, lease, agreement or license included in the Assets to be assigned to Buyer in which Seller is a party;

                 (g) Agreement by Seller to do any of the acts described in this Section 3.03;

                 (h) To the extent of Seller's Knowledge, other occurrence, event or condition of any character not disclosed in this Agreement, or any Exhibit or Schedule hereof, that has a material adverse impact on the Assets, or

                 (i) Except as set forth on Schedule 3.25, arrangement for discount, promotional or prepaid tickets, or admission passes or other similar arrangement not in the ordinary course of business of Seller, or for which Seller shall reimburse Buyer.

         3.04. Tax Returns. Except with respect to real and personal property taxes payable after the date hereof, and except as set out on Schedule 3.04, all known taxes, including without limitation, income, property, ad valorem, sales, use, franchise, gross receipts, added value, employees income withholding and social security taxes imposed by the United States, by any state,





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municipality, other local government or other subdivision or instrumentality of the United States, or by any other taxing authority, that are due or payable by the Seller, and all interest and penalties thereon, whether disputed or not, which would result in the imposition of a lien, claim or encumbrance on the Assets or against the Buyer have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed, and all deposits required by law to be made by Seller with respect to employees withholding taxes have been duly made. Seller is not delinquent in the payment of any tax, assessment, or governmental charge or deposits which would result in the imposition of a lien, claim or encumbrance on the Assets or against the Buyer, and to the best of Seller's Knowledge has no tax, deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim, which would result in the imposition or any lien, claim or encumbrance on the Assets or against the Buyer.

         3.05. Authorization. The execution and delivery of this Agreement by Seller, and the consummation by Seller of the transactions contemplated by this Agreement have been or will be duly and validly authorized, and no further corporate authorization is necessary on the part of Seller.

         3.06.  Governmental Notifications and Consents.  Except as set forth on
Schedule 3.06, no material notification, consent, authorization, order of approval of, or filing or registration with any governmental commission, board or other regulatory body, or any other party, is required for or in connection with the execution and delivery of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby.

         3.07.  Compliance with Other Instruments.   Except as specifically
disclosed in Schedule 3.07 to this Agreement, and except such instruments as will be discharged or in respect of which consents or waivers will be obtained at or before Closing, the execution and delivery of this Agreement, and the consummation of the transactions of the Seller contemplated by this Agreement will not result in or constitute any of the following: (i) an event that would permit any party to terminate any agreement, or to accelerate the maturity of any indebtedness, or other obligation by which any of the Assets may be bound or affected, or (ii) a breach, violation, or default, or an event that with notice or lapse of time, or both, would constitute a breach, violation or default under the Articles of Incorporation or By-Laws of Seller, or any lease, license, supply contract, commitment, or other agreement, instrument, arrangement or obligation to which any of the Assets may be bound or affected, or (iii) a violation of any order, writ, injunction or decree of any court, administrative agency or governmental body, or (iv) an event which to the best of Seller's Knowledge would result in the creation or imposition of any lien, charge or encumbrance on any of the Assets.





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         3.08.   Personal Property.

                 (a) The Seller has good and marketable title to all personal property mentioned in Schedule 3.08 (a) included in the Assets, free and clear of all liens, claims, charges, security interests, and other encumbrances of any kind or nature, except for the Permitted Liens. All of the Seller's machinery, furniture and equipment included in the Assets is located on the premises of the Theatres, and is set forth in said Schedule.

                 (b) All leases of personal property included in Assets used or employed by the Seller are in full force and effect, and there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults, the consequence of which, severally or in the aggregate, would have an adverse affect on the business or financial condition of the Assets.

         3.09.   Real Property.

                 (a) Schedule 3.09 (a) contains a true and correct description of all real property owned by Seller included in the Assets. Seller has good, indefeasible and marketable title to said real property free and clear of all mortgages, liens, charges and encumbrances, except for the Permitted Title Exceptions and Permitted Liens.

                 (b) The documents described in Schedule 3.09 (b) contain a true and correct description of all real property leased to the Seller included in the Assets. Each of the leases included in the Assets disclosed in said
Schedule is in full force and effect, and, except as set forth on said Schedule, there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time, or both, would constitute defaults, the consequences of which, severally or in the aggregate, would have a material adverse affect on the business or operations of the Seller relating to or being carried on at the real property in question. Except for the requirement that the Seller obtain those valid and binding consents pursuant to Sections 2.07 (d) and 4.09, the continuation, validity and effectiveness of those leases will in no way be affected by the transactions contemplated by this Agreement.

                 (c) To the best of Seller's Knowledge, all improvements on the real estate, leased to or used by the Seller substantially conform in all material respects to all applicable state and local laws, zoning and building ordinances, and health and safety ordinances (excluding requirements of the American Disabilities Act for existing Theatre properties constructed prior to January 26, 1992), and the property is zoned for the various purposes for which the real estate and improvements thereon are presently being used.

         3.10. Licenses, Permits and Trademarks. Schedule 3.10 lists all trade names, trademarks, trade styles, service marks and copyrights currently used by the Seller in the conduct of its business in the Theatres. The Seller has all permits, licenses, franchises and similar authorities presently issued or granted to or used by the Seller and which are material to the conduct of its business in the Theatres. The Seller has all non-governmental permits, licenses, franchises and certificates in all trademarks, trade names, trade styles, service marks and copyrights necessary for the conduct of its business as presently conducted in the Theatres, all of which are now valid and in good standing. The Seller has not received notice that its use of any such trade names, trademarks, trade styles or service marks violates or infringes upon any rights claimed therein by third parties.

        3.11. Insurance. Schedule 3.11 contains a list and brief description of the policies of fire, liability, and other forms of insurance (except title insurance) owned or held by the Seller, regarding the Theatres. The properties and business of the Seller, consisting of the Theatres, of an insurable nature are insured to the extent and against such risks, as required by the terms of leases of the Theatres to which the Seller is a party. All policies listed on
Schedule 3.11  will be outstanding and duly in force on the Possession Date.
To the best of Seller's knowledge, Seller is not now, and on the Closing Date will not be in default regarding the provisions of any such policy, and has not and shall not have failed to give any notice or present any claim thereunder in due and timely fashion.

        3.12. Defaults. Except as set forth on Schedule 3.12, there is no default or claim or purported or alleged default, or state of facts (including any facts which will exist as a result of the consummation of and performance under this Agreement), which, with notice or lapse of time, or both, would constitute a default in any obligation on the part of the Seller to be performed under any material contract or agreement which materially adversely affects the operation of the Assets, including, but not limited to, contracts for the rental of motion pictures, and those contracts or agreements set out on
Schedule 3.17. The Seller has in all respects performed, and on the Closing Date shall have performed, all obligations required to be performed by it under any such material contract or agreement, and Seller has not waived any right under any such material contract or agreement.

        3.13. Litigation. Except as set forth on Schedule 3.13, there are no actions, suits, investigations or proceedings (whether or not purportedly on behalf of the Seller) to which the Seller is a party, and which any of the Assets is or may be subject, pending or to the best of Seller's Knowledge threatened against or affecting the Seller and any of the Assets, at law, in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

        3.14.    Compliance with Laws.  Except to the extent disclosed in
Schedule 3.14, and excluding requirements of the Americans with Disabilities Act of 1990 for existing Theatre properties constructed prior to January 26, 1992, (i) the Seller has not been notified, nor is there any Seller's Knowledge that it has failed to comply in any respect with, or is in default in any respect under any laws, ordinances, requirements, regulations or orders applicable to its operation of the Theatres; (ii) the Seller is not subject to any judgment, order, writ, injunction or decree that adversely affects, or might in the future reasonably be expected to adversely affect its operation of the Theatres; (iii) the Seller is not now, and on the Possession Date will not be in default concerning any order, writ, injunction or decree of any federal, state, municipal court or any other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no investigation pending or, to Seller's Knowledge, threatened against or affecting the Seller by any state or federal governmental agency, and there is no investigation pending or threatened against or affecting the Seller by any state or federal governmental agency, department or instrumentality that would adversely affect its operation of the Theatres.

        3.15. Brokers and Finders. Neither Seller nor any of its officers, directors or employees have employed any broker, agent or finder, or incurred any liability for any brokerage fees, agent's commissions or finder's fees concerning the transactions contemplated hereby.

        3.16.    Labor Matters.

                 (a) The Seller is not a party to and has no obligations under any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the Theatre Level Employees of the Seller, nor is obligated under any agreement to recognize or bargain with any labor organization or union on behalf of any of said employees regarding the operation of the Theatres, other than as shown on Schedule 3.16;

                 (b) Regarding Seller's operation of the Theatres, to the best of Seller's knowledge, there is no organization activity among any of the Seller's employees, and neither the Seller nor any of its officers, directors, employees or agents has currently been charged or notified of or to the best of Seller's Knowledge threatened with the charge of any unfair labor practice;

                 (c) Regarding the Seller's operation of the Theatres, the Seller has not been notified (nor is there any

Seller's Knowledge) that it has failed to comply with any applicable federal and state laws and regulations concerning the employer/employee relationship, and with any of its agreements relating to the employment of its Theatre Level Employees including, without limitation, regulations or agreement provisions relating to wages, bonuses, employment practices, hours of work, and the payment of Social Security taxes. Regarding the Seller's operation of the Theatres, the Seller is not liable for any unpaid wages, bonuses or commissions or any tax, penalty, assessment or forfeiture for failure to comply with any of the foregoing; and

                 (d) The Buyer shall not be liable for any contractually or legally required severance payments or accrued and unpaid employee benefits, including, but not limited to, pension and profit sharing plans, vacation pay, sick pay, longevity bonuses, commissions or merit bonuses, and Seller shall indemnify and hold Buyer harmless from any and all damages, costs and expenses (including attorneys fees) associated therewith and accruing prior to Closing.

         3.17.   Contracts and Commitments.

                 (a) Schedule 3.17. contains a list of any of the following contracts or commitments regarding the Seller's operation of the Theatres which the Seller is a party or by which the Seller benefits, which are not terminable by the Seller at will, without penalty, and which are not listed or described in any other Schedule: (i) Oral or written contracts or commitments for the employment of any Theatre Level Employee, including any severance or other termination provisions with respect to such employment; (ii) oral or written contracts with or commitments to any labor union or any other agreements, amendments, supplements, letters or memoranda of understanding with any labor union or other representative of Theatre Level Employees; (iii) oral or written contracts for the purchase, sale, production or supply, whether on a continuing basis or otherwise, of goods or services of any type; (iv) oral or written distributor, sales agency or vendor contracts or subcontracts or any franchise or license agreement; (v) oral or written advertising contracts or commitments; (vi) employee benefit plans, and to the extent not included, any other bonus, vacation, pension, profit sharing, retirement, disability, stock purchase, stock option, health, hospitalization, insurance or similar plan or practice, formal or informal, in effect concerning Theatre Level Employees, for which Buyer will have any liability whatsoever; (vii) any continuing contract or commitment for the purchase, use, or leasing of materials, supplies, inventory, motion pictures, equipment or services not terminable without penalty on less than thirty (30) days notice by the Seller; (viii) any contracts, leases, agreements, commitments, quotas, restrictions or trade conditions upon which the Assets depend or are materially affected; (ix) oral or written agreements for the employment of any agents, finders, brokers, booking agents, advertising agents or independent contractors involving payment by the Seller of salary, commissions or other amounts under or in respect of such agreement.

                 (b) Each of the contracts listed in Schedule 3.17 or described in this Section, but which is included in any other Schedule, is in full force and effect, and there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time, or both, would constitute defaults, the consequences of which, severally or in the aggregate, would have a material adverse effect on the Seller's operation of the Theatres. Except as reflected in such Schedules, the continuation, validity and effectiveness of such contracts, and all other material terms thereof, will in no way be affected by the transactions contemplated by this Agreement.

                 (c) The Theatres are subject to the screen advertising agreements described on Schedule 3.17 (c), which are Continuing Contracts, and which shall be honored by Buyer from and after the Closing Date.

                 (d) The Theatres are not subject to any credit card acceptance agreements.

         3.18. Condition of Property. All Assets are sold AS IS, WHERE IS, provided, however, said Assets are considered adequate and usable for the operation of the Theatres as the same are presently operated.

         3.19.   Employee Benefit Plans.

                 (a) Except as set forth on Schedule 3.19 (a), there are no Theatre Level Employee benefit plans, as defined in Section 3 (3) of ERISA, including employee pension benefit plans, as defined in Section 3 (2) of ERISA, maintained currently or in the past by the Seller, or under which the Seller has any present or future obligation or liability, or under which any employee of the Seller has any present or future rights to benefits for which Buyer will have any liability whatsoever.

                 (b)  There are no welfare plans, other than as set forth on
Schedule 3.19 (b), as defined in Section 3 (l) of ERISA covering Theatre Level Employees of the Seller.

         3.20. Authority. This Agreement constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditor rights generally, or as may be modified by a court of equity, in an action for specific performance.

         3.21. Accuracy of Information. No representation or warranty of, or any information provided to Buyer by Seller in this Agreement, or in any statement, certificate or schedule furnished by the Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains, or on the Closing Date will contain, any untrue statement of a material fact, or omits, or on the Closing Date will omit, to state any material fact necessary in order to make the statements contained therein not misleading, and all such statements, information, representations, warranties, certificates and schedules shall be true and complete on and as of the Closing Date as though made on that date, except to the extent otherwise disclosed by Seller to Buyer on a Schedule or Exhibit attached hereto. To the extent same are in Seller's possession, true copies of all deeds, title insurance policies, mortgages, indentures, notes, leases, agreements, plans, contracts and other instruments listed on or referred to, or otherwise related to any item referred to in the Schedules, delivered or furnished to the Buyer pursuant to this Agreement have been delivered or have been made available, or will upon request be made available for inspection by the Buyer. Buyer shall be entitled to rely upon the accuracy of all such information, whether provided orally or in writing, in the preparation of its filings with the Securities and Exchange Commission. The Seller shall immediately notify Buyer of any inaccuracies or omissions in any of such information previously supplied to Buyer.

         3.22. Claims. Except for claims arising under or in connection with this Agreement, Seller does not nor on the Closing Date will have, any claims of any nature, whether asserted or unasserted, against Buyer.

         3.23. Environmental Matters. To the best of Seller's Knowledge, other than ordinary cleaning agents, no hazardous substance (as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended) including, without limitation, asbestos, PCBs, and urea formaldehyde foam insulation is or has been located, stored or incorporated in or on any of the Assets, and Seller has complied with all federal, state and local statutes, laws, ordinances, regulations and orders relating to environmental matters, including, but not limited to, matters related to air pollution, water pollution, noise control, on-site or off-site hazardous substance handling, discharge, disposal, or recovery, toxic or hazardous substances or materials (whether products or waste), asbestos, urea formaldehyde foam insulation and PCBs. Further, the site of disposal of any such substance is identified on
Schedule 3.23 to this Agreement.

         3.24. Benefit of Representations and Warranties. The Seller hereby agrees that the benefits or other interests of Buyer in the representations and warranties contained in this Article III, and in the rights to indemnification under Articles IX of this Agreement, may be assigned by Buyer only to such banks or other financial institutions as provide financing to Buyer in connection with Buyer's acquisition hereunder, as well as to such banks or other financial institutions as may be substituted for such original lenders or as may provide refinancing of such indebtedness. To the extent that Buyer so assigns such benefits or interests, the assignees shall be deemed to be third party beneficiaries of such benefits and interests, and shall be bound by the terms and conditions of this Agreement with respect to the assertion of such benefits and interest.

         3.25. Discounts. Except as set forth on Schedule 3.25, there are not outstanding any discount or promotional tickets, prepaid tickets or admission passes or any other arrangements allowing the holder thereof to reduced or free admission to any of the Theatres included in the Assets.


                                  ARTICLE IV
                     OBLIGATIONS AND COVENANTS OF SELLER

         The Seller covenants and agrees with the Buyer that the fulfillment of each of the following covenants and agreements constitutes a condition precedent to the obligations of the Buyer to close hereunder:

         4.01. Conduct of the Operation of the Theatres Prior to the Possession Date. Except to the extent that the Buyer shall otherwise consent in writing from the date hereof to the Possession Date, the Seller shall:

                 (a) Operate the Theatres substantially as presently operated, and only in the ordinary course, and use its best efforts to preserve intact its good will, reputation and present business organization, as regards the Theatres, and to preserve its relationships with persons having business dealings with it, with respect to the Theatres, consistent with prudent business practices;

                 (b) Maintain all of the Theatres in normal operating order and condition, reasonable wear and use excepted;

                 (c) Take all steps reasonably necessary to maintain its intangible assets, regarding the Theatres; including without limitation its patents, trademarks, trade names, brand names, copyrights, licenses, and any pending applications therefor;

                 (d) As regarding the operation of the Theatres pay its accounts payable in the ordinary course of business;

                 (e) Comply with all laws materially applicable to the operation of the Theatres, the failure of which will result in a material injury to the said operation and;

                 (f) Regarding the Theatres, maintain the books and records of the Seller in the usual, regular and ordinary manner, on a basis consistent with past practices.

         4.02. Tax Returns. All income, sales, use, franchise, property and other tax returns of the Seller pertaining to the operation of the Theatres, which may result in the imposition or attachment of any lien, required to be filed by the Possession Date, taking into account any extensions of filing deadlines granted to the Seller, that have not yet been filed prior to the date hereof (including those relating to periods after the Possession Date), and all such returns applicable to periods prior to the Possession Date, filed after the Possession Date, shall be prepared by the Seller consistent with its past practices.

         4.03. Access and Information. From the date hereof to the Possession Date, Seller shall afford to the Buyer, its counsel, accountants and other representatives, upon reasonable notice, free and full access to all the offices, properties, books, contracts, commitments and records of the Seller regarding the Theatres, and furnish such persons with all information, (including financial and operating data) concerning the affairs as they reasonably may request, including copies and extracts of pertinent records, documents and contracts. The Seller shall assist the Buyer, its counsel, accountants and representatives in their examination of such Seller's books and records.

         4.04. Notification of Changes. Between the date hereof and the Possession Date, Seller shall promptly notify Buyer in writing of any adverse change in the method of conducting the Seller's operations of the Theatres, any damage to or loss of any property, or amount of property used in the operation of the Theatres, or the institution of, or the threat of institution of legal proceedings against the Seller regarding of affecting the operation of the Theatres, or the status or conduct of legal proceedings, including investigations by any governmental agency against the Seller which may affect the operation of the Theatres.

         4.05. Certain Acts Prohibited. Between the date hereof and the Possession Date, Seller, without the prior written consent of Buyer, shall not:

                 (a) Incur any material liability in respect of the Assets, or encumber or permit the encumbrance of the Assets, except for Permitted Liens;

                 (b) Dispose of or contract to dispose of any of the Assets; except for replacements or substitutes in the ordinary course of business (but will not sell any of the Theatres).

                 (c) Enter into any agreement regarding the Theatres that is not cancelable by the Seller without penalty upon notice of thirty (30) days or less;

                 (d) Other than pay raises to new employees after ninety (90) days of employment in the ordinary course of business, grant any increase in rates of pay for Theatre Level Employees of the Theatres;

         4.06. Insurance. From and after the date hereof and through the Possession Date, the Seller will maintain all of its insurance policies regarding the Theatres in effect as of the date hereof; and all property shall be used, operated, maintained and repaired in a normal business manner, and in accordance with provisions of such insurance policies relating thereto.

         4.07.   No Default.   The Seller  will not at any time after the date
hereof and through the Possession Date do any act or omit to do any act, or knowingly permit any act or omission to act, that would cause a breach of any contract, lease, commitment or other obligation of the Seller, regarding the Theatres.

         4.08. Compliance with Laws. At all times after the date hereof and through the Possession Date, the Seller will comply with all applicable laws, which may be required for the consummation of the transactions contemplated hereby.

         4.09. Consent of Others. To the extent that the consummation of the transactions provided for herein requires the consent of a third party, whether to avoid the occurrence of an event of default under any contract, license, lease or agreement to which the Seller is a party or by which the Assets are bound or otherwise, the Seller shall obtain any such consent prior to the Possession Date. Specifically, Seller shall obtain any and all consents required and necessary in order to validly and effectually transfer and assign each of the leases of real property set forth on Schedule 3.09 (b), without change in the terms and conditions thereof, on which the Theatres are operated by Seller, and are to be transferred to Buyer. In the event Seller has obtained seventeen (17) of the twenty-five (25) Landlords' Consents for the Theatres on or before the Closing Date, the Closing shall take place and Seller shall continue to operate the Theatres for which Landlords' consents have not been obtained for Buyer's account until said Consents are obtained and the Theatre transferred to Buyer. Provided, however, Buyer shall not be required to accept any first run Theatre located in a film zone which contains more than one first run Theatre unless Landlord's Consent has been received for all first run Theatres in said film zone. Neither party shall have any liability to the other for damages in the event any third party consent is not obtained.

         4.10. No Shopping. Other than Cinemark USA, Inc., from and after the date hereof and until the Closing, the Seller will not, directly or indirectly, through any officer, director, agent, broker or otherwise (i) solicit, initiate or encourage submission of proposals or offers from any third party relating to any acquisition or purchase of the Assets, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any of the foregoing, or (iii) otherwise cooperate in any way with, or assist, or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. To the extent that confidential written information has been supplied, which if hereafter supplied on or after the date hereof would violate (ii) above, the Seller will cause the return of such information. The Seller shall promptly notify Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto is made. The Seller acknowledges that Buyer is relying on this covenant as a basis for incurring expenses and executive time and effort in proceeding in good faith towards the consummation of the purchase hereunder; accordingly, Buyer shall be entitled, in addition to such legal relief as it may have available to it, to equitable relief (including without limitation injunctive and specific performance relief) in the event of a violation of this covenant, it being acknowledged that the Assets represent a unique investment opportunity.

         4.11. Covenants Not to Compete. Seller shall enter into an agreement with Buyer to be in substantially the form attached as Exhibit "B" hereto, and satisfactory to Buyer, not to compete with Buyer in the motion picture exhibition business in the cities set forth on Schedule 1.26 for a period of three (3) years following the Closing. Excluded from said Covenant Not to Compete shall be existing theatres which are not being transferred to Buyer and are located in the cities set forth on Schedule 1.26, and Seller's new theatre being constructed at Universal Studios in Orlando, Florida.

         4.12.   Interim Use of Seller's Signs.   In recognition of the fact
that Buyer needs a limited time subsequent to the Closing Date ("Interim Period") to install its own exterior signs on the Theatres, the exterior signs of Seller shall remain on the Theatres until replaced by Buyer. During the Interim Period, Buyer shall take good care of Seller's signs and indemnify and save Seller harmless from any damage thereto. The foregoing is done solely as an accommodation to Buyer, and in no event shall Buyer hold out to the public that any of the Theatres are Seller's theatres following the Closing Date, nor shall Buyer illuminate the Seller's tradename on the signs. Buyer shall use its best efforts to remove Seller's signs in connection with Buyer's installation of its own signs within six (6) months subsequent to the Closing Date, and Buyer shall render said signs unusable. Seller shall deliver to Buyer at Closing a license for use of said signs and the name Septum.

                                   ARTICLE V
                       CONDITIONS TO OBLIGATIONS OF BUYER

         The obligations of the Buyer to consummate the transactions provided for herein are, at the option of the Buyer, subject to the satisfaction in all material respects of the following conditions on or prior to the Closing Date and/or the Possession Date.

         5.01. Compliance by Seller. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Seller on or before the Closing Date shall have been fully complied with and performed.

         5.02. Representations and Warranties of Seller. The representations and warranties of Seller contained herein and in the Schedules, exhibits and certificates delivered pursuant hereto, or in connection with the transactions as contemplated hereby shall be true and correct on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of that date, and Buyer shall have received a certificate dated the Closing Date signed by the Seller stating that all such representations and warranties are true and correct. On the Closing Date such representations and warranties will not contain, any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained therein not misleading, and all statements, information, representations and warranties of Seller to Buyer contained herein and in the Schedules, Exhibits and certificates delivered pursuant thereto shall be true and complete on and as of the Closing Date as though made on that date. True copies of all available deeds, title insurance policies, mortgages, indentures, notes, leases, agreements, plans, contracts and other instruments listed on or referred to, or otherwise related to any item referred to in the Schedules, delivered or furnished to the Buyer pursuant to this agreement have been delivered or have been made available, or will upon request be made available for inspection by the Buyer, provided, however, except as set forth on any Landlords' consent, any representation or warranty of which there is Buyer's Knowledge that is untrue or incorrect that is not raised at closing shall be waived. Buyer shall be entitled to rely upon the accuracy of all such information, whether provided orally or in writing, in the preparation of its filings with the Securities and Exchange Commission. Any inspection or audit, including the audit of the inventories, properties, financial condition or other matters relating to the Seller and its business conducted pursuant to this Agreement shall in no way limit, affect or impair the ability of Buyer to rely upon the representations, warranties, covenants and agreements of the Seller set forth herein.

         5.03. No Adverse Change. Except as otherwise fully and adequately disclosed in this Agreement or on Schedule 5.03 hereto and except for changes affecting the motion picture exhibition business generally, there shall not have been any material adverse change in the operation of the Theatres comprising the Assets between 12/31/94 and the Closing Date, and the Seller shall have delivered to Buyer a certificate signed by the Seller dated the Closing Date, to such effect.

         5.04. Approval of Legal Matters. All actions, proceedings, instruments and documents reasonably necessary or reasonably appropriate to Buyer, or its counsel, to effectuate this Agreement and the consummation of the transactions contemplated hereby, or incidental thereto shall have been approved by such counsel.

         5.05. Litigation. No suit shall, at the Closing Date, be pending or threatened before any court, governmental agency, bureau, board or other authority in which the transactions contemplated by this Agreement are sought to be restrained, or in connection with which damages or other relief is sought, or in which any material claim shall be asserted against the Seller regarding the Theatres not disclosed herein, or in the Schedules or Exhibits delivered hereto.

         5.06. Condition of Property and Risk of Loss. On the Possession Date, all of the Assets including equipment, furniture and fixtures located in the Theatres shall be substantially in the same condition as at the close of business on the date hereof except for:

                (a)  Ordinary use and wear thereof;

                (b) Changes occurring in the ordinary course of business between the date hereof and the Possession Date; and

                (c) If, on or prior to the Closing Date, all or a substantial part of the Assets located at any Theatre (an "Affected Theatre"), are destroyed or damaged by fire or any other casualty, or are expropriated or otherwise seized by governmental or other lawful authority, the Seller shall immediately advise Buyer thereof in writing, and Buyer shall have the option in respect only of said Affected Theatre, exercisable by notice in writing within seven (7) days of receipt of notice from Seller as aforesaid:

                      (i) To complete the transaction contemplated herein without reduction of the Purchase Price, in which event all proceeds of insurance plus any deductible payable thereon, or compensation for appropriation, expropriation, or seizure shall be payable to Buyer, and all right of claim of Seller to any such amounts not paid by the Closing Date shall be assigned to Buyer; or

                      (ii) To refuse to complete the transaction contemplated herein with respect to the Affected Theatre by notice to Seller, and, in such event, the Purchase Price shall be reduced for said Theatre by the value assigned to that Theatre as shown on Schedule
2.02 (a).

                      If the aforedescribed seven (7) day period extends beyond the Closing Date, then the Closing Date for said Affected Theatre shall be extended, at the option of the Buyer, to the date which is two (2) business days after the expiration of the aforesaid seven (7) day period.

         5.07. Uniform Commercial Code Searches; Title Insurance. The Buyer shall have received Uniform Commercial Code Searches (conducted by Buyer at Buyer's expense through a date reasonably proximate in time to the Closing
Date) of filings made pursuant to Article 9 thereof in all jurisdictions where the Theatres are located, which searches shall be in form, scope and substance reasonably satisfactory to Buyer and its counsel, and which shall not disclose any liens, security interest or encumbrances not disclosed in a Schedule or satisfied, or applicable Assets released, on or prior to the Closing Date. Buyer shall, at Buyer's expense, cause an examination to be made of the Seller's title to the leased premises upon which the Theatres are located and such title examination shall only disclose the Permitted Title Exceptions. Further, Buyer shall have received irrevocable commitments from Mid-South Title/Lawyers Title, Chicago Title Insurance Seller, Commonwealth Land Title Insurance Seller, Lawyers Title of North Carolina or Lawyers Title Insurance Corporation to issue their standard form ALTA extended coverage policy of title insurance, dated as of the Closing Date.

         5.08.  Consents.  Except for the Landlords' Consents referred to in
Section 2.10, and any oral consents accepted by Buyer at Closing, Seller shall have delivered to Buyer the written consent of third parties referred to in
Section 2.07 (d), which consent shall be in substantially the form, scope and substance of the Landlord's estoppels attached hereto as Exhibit "B".

         5.09.  Governmental Approvals.   The waiting period applicable to the
transaction contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated, and no governmental entity shall have expressed the intention to file an action to restrain, modify or prohibit the transaction contemplated by this Agreement or any part thereof.


                                  ARTICLE VI
                       REPRESENTATIONS, WARRANTIES AND
                             OBLIGATIONS OF BUYER

         The Buyer represents and warrants to the Seller as follows:

         6.01. Organization in Good Standing. The Buyer is a corporation duly organized and existing, and in good standing under the laws of the State of Delaware, and has full corporate power to carry on its businesses, to own and operate its properties and assets, and to consummate the transactions contemplated by this Agreement.

         6.02. Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Buyer; no further corporate action of any nature is required pursuant to the Articles of Incorporation and By-Laws of the Buyer; and this Agreement constitutes the valid and binding obligations of the Buyer, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors rights generally, or as may be modified by a court of equity in an action for specific performance. The execution, delivery and performance of this Agreement will not violate or result in default under any provision of the Articles of Incorporation or By-Laws of the Buyer, or any material commitment, indenture, license or other obligation to which the Buyer is a party, and will not, to the best knowledge of the Buyer, contravene any law, rule or regulation of any administrative agency or governmental body or any other order, writ, injunction or decree of any court, administrative agency or governmental agency applicable to the Buyer.

         6.03. Claims. Except for claims arising under or in connection with this Agreement, Buyer neither has nor on the Closing Date will have any claims of any nature, whether asserted or unasserted, against Seller.

         6.04.  Governmental Notifications and Consents.  Except as set forth on
Schedule 6.04, no material notification, consent, authorization, order of approval of, or filing or registration with any governmental commission, board or other regulatory body, or any other party, is required for or in connection with the execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby.

         6.05. Buyer's Non-Disclosure of Seller's Confidential Information. In the event that the transaction contemplated herein is not completed, Buyer agrees that:

                (a) It will not, directly or indirectly, use for its own purposes any information, trade secrets or confidential data relating to the Theatres (including, without limitation, information and data relating to the Seller's operations or the methods by which Seller conducts its business) discovered or acquired by it, its representatives, or any of them, as a result of the Seller making available any information, books, accounts, records or other data and information relating to the Theatres;

                (b) It will not disclose, divulge or communicate any such information, trade secrets or confidential data so discovered or acquired to any other person, firm or corporation; and

                 (c) It will forthwith return to Seller any documents delivered pursuant to this Agreement, and any copies made thereof. Prior to permitting Buyer's representatives or the Buyer to investigate the properties, books, contracts, commitments and records of the Theatres, Seller shall be entitled to receive a covenant similar to the covenant contained in this section from such representatives.

                 Buyer shall not be liable for disclosure of any such information, trade secrets or confidential data upon the occurrence of one or more of the following events, and shall promptly advise the Seller of the occurrence of such event: (i) Such information, trade secrets or confidential data is or becomes publicly available other than through a breach of this Agreement; (ii) such information, trade secrets or confidential data is subsequently lawfully obtained by the Buyer from a third party without breach of this Agreement by the Buyer as shown by documentation sufficient to establish the third party as a legitimate source thereof; or (iii) Seller has provided its prior written consent for such disclosure by the Buyer.


                                  ARTICLE VII
                      CONDITIONS TO OBLIGATIONS OF SELLER


         The obligations of the Seller to consummate the transactions provided for herein are subject to the satisfaction, in all material respects, of the following conditions on or prior to the Closing Date:

         7.01. Compliance by the Buyer. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Buyer on or before the Closing Date shall have been fully complied with and performed in all material respects.

         7.02. Representations and Warranties of the Buyer. The representations and warranties of the Buyer contained herein shall be true and correct, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and the Buyer shall have furnished to the Seller a certificate dated the Closing Date and signed by the President and Secretary of the Buyer to such effect.

         7.03. Litigation. No suit shall, at the Closing Date, be pending or threatened before any court, governmental agent, bureau, board or other authority in which the transactions contemplated by this Agreement are sought to be restrained, or in connection with which damages or other relief is sought, or in which any material claim shall be asserted against the Buyer regarding the Theatres not disclosed herein, or in the Schedules or Exhibits delivered hereto.

         7.04. Approval of Legal Matters. All actions, proceedings, instruments and documents reasonably necessary or reasonably appropriate to Seller, or its counsel, to effectuate this Agreement and the consummation of the transactions contemplated hereby, or incidental thereto shall have been approved by such counsel.

         7.05.  Governmental Approvals.   The waiting period applicable to the
transaction contemplated hereby under the Hart- Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated, and no governmental entity shall have expressed the intention to file an action to restrain, modify or prohibit the transaction contemplated by this Agreement or any part thereof.


                                 ARTICLE VIII
                                 TERMINATION


         8.01. Right of Termination. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing Date:

                 (a) By the mutual consent of the Board of Directors of Buyer and the Board of Directors of Seller;

                 (b) By the Board of Directors of Buyer in the event the conditions set forth in Articles IV and V of this Agreement shall not have been satisfied or waived by the Closing Date.

                 (c) By the Board of Directors of Seller in the event that the conditions set forth in Articles VI and VII of this Agreement shall not have been satisfied or waived by the Closing Date.

                 (d) By either the Boards of Directors of Buyer or the Seller if any action or proceeding before any court or other governmental body or agency shall have been instituted in good faith by an unrelated third party (i) to restrain, modify or prohibit the transaction contemplated by this Agreement,
(ii) to recover damages from Buyer or Seller if such action or proceeding, directly related to this Agreement, could result in the imposition of a material liability against or affecting the business or properties of the Buyer or the Seller in the opinion of the party seeking to terminate this agreement, or (iii) to force Buyer or the Seller to take any action that would have a material and adverse effect on the business or properties of Buyer or Seller, directly related to this Agreement, in the opinion of the party seeking to terminate this Agreement unless either the Buyer or the Seller causes such action or proceeding to be dismissed on or prior to the Closing Date.

                 (e) By either the Boards of Directors of Buyer or Seller if the waiting period applicable to the transaction contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall not have expired or been terminated prior to 8/31/95.

         8.02. Notice of Termination. Notice of termination of this Agreement, as provided for in this Article, shall be given by the parties so terminating to the other parties hereto, in accordance with the provisions of Section 10.08 of this Agreement.

         8.03. Effect of Termination. In the event that this Agreement is terminated, this Agreement shall become void, and of no further force and effect, without liability of any party to any other party.


                                   ARTICLE IX
                            AGREEMENTS TO INDEMNIFY


         9.01. Seller's Agreement to Indemnify. Subject to the terms and conditions of this Article IX, each party (the "Indemnifying Party") agrees to indemnify, defend and hold the other party (the "Indemnified Party) harmless from and against all claims asserted against, imposed upon or incurred by the other party by reason of, or resulting from:

                 (a) A breach or non-fulfillment of any warranty, or any inaccuracy of any representation contained in, or made pursuant to this Agreement, or

                 (b) A breach or non-fulfillment of any covenant or agreement, other than a representation or warranty, contained in or made pursuant to this Agreement; or

                 (c)  Any undisclosed liability.

         9.02. Conditions of Indemnification. Obligations and liabilities of the Indemnifying Party hereunder with respect to claims shall be subject to the following terms and conditions:

                 (a) The Indemnified Party shall give the Indemnifying Party notice of any claim promptly after the Indemnified Party receives notice thereof, and to the best of Indemnified Party's knowledge advise Indemnifying Party which representation and warranty, covenant or agreement set forth herein said claim violates (in no event more than thirty (30) days after

Indemnified Party receives such notice), and the Indemnifying Party will undertake the defense thereof by representatives of their own choosing satisfactory to Indemnified Party. All costs and expenses of such defense (including fees of counsel), and any settlement or compromise resulting from the defense of any claim will be paid by the Indemnifying Party.

                 (b) In the event that the Indemnifying Party, within a reasonable time after receipt of notice of any such claim, but in no event more than thirty (30) days after receipt of such notice, fails to defend, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf, for the account and risk of the Indemnifying Party, and at Indemnifying Party's expense, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof.

         9.03. Assistance. In the event so requested by the Indemnifying Party, the Indemnified Party shall use its best efforts to make available all information and assistance reasonably required in the defense by the Indemnifying Party of a claim.

         9.04. Limitations. The Indemnifying Party's obligation to indemnify the Indemnified Party as provided in Section 9.01 above is subject to the condition that the Indemnifying Party shall have been given notice by Indemnified Party of the claim for which indemnity is sought within eighteen
(18) months after the Closing Date.

                                   ARTICLE X
                                 MISCELLANEOUS

         10.01. Survival of Representations. All statements contained in any Schedule, document, certificate or other instrument delivered by or on behalf of the Buyer or the Seller pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties hereunder by the Buyer or the Seller as the case may be. The representations, warranties and agreements made by the Buyer and the Seller herein shall survive consummation of the transactions contemplated hereby for eighteen (18) months after Closing Date, and no inspection or audit of the inventories, properties, financial condition, records or other matters relating to the Seller shall limit, affect or impair the ability of the Buyer to rely upon the representations, warranties and agreements of the Seller set forth herein. Provided, however, any representation or warranty which Buyer knows to be untrue or incorrect not raised at Closing shall be waived.

         10.02. Assignment. This Agreement shall not be assignable by either party hereto without the written consent of the other, and shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assignees and legal representatives.

         10.03.  Public Announcements.   Except as required by law, neither
party shall make any public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party, such consent not to be unreasonably withheld.

         10.04. Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia, USA.

         10.05. Amendment. This Agreement may be amended, supplemented or interpreted at any time by written instrument executed by the parties hereto.

         10.06. Expenses; Brokers and Finders Fees. Seller and Buyer agree that there are no brokers or finders fees or commissions payable to any person employed by Seller or Buyer in connection with the transactions contemplated by this Agreement, and Seller and Buyer will indemnify each other with respect thereto, and hold each other harmless therefrom. Each party hereto shall pay its or his or her own expenses incident to this Agreement and the transactions contemplated hereby, including all fees and expenses of their counsel, whether or not such transaction shall be consummated.

         10.07. Further Assurances. The parties hereto agree and acknowledge that certain computations, exchange and notification of information and other actions may be required from time to time, and after the date hereof through and after the Closing Date with respect to this Agreement. The parties hereto, and their respective representatives, shall use their best efforts to cooperate with one another in the expeditious completion of all such computations, notifications and actions required. Without limiting the generality of the foregoing, Seller agrees to use its best efforts to assist Buyer with respect to the resolution of any matters arising in connection with or affecting the title of the Seller to any of the Assets. The parties shall execute and deliver any and all documents, and will cause any and all other action to be taken, either before or after the Closing which may be necessary or proper to effect or evidence the provisions of this Agreement, and the transactions contemplated hereby.

         10.08. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have duly been given if delivered, or if mailed by United States or Canadian Registered Mail, prepaid, to the parties or their assignees, at the following addresses (or such other addresses as shall be given in writing by the parties to one another), or sent via telecopier to the parties at the telecopier number set forth below:


         BUYER:                            John O. Barwick, III
                                           Carmike Cinemas, Inc.
                                           1301 - 1st Avenue
                                           Columbus, GA  31901
                                           TELECOPIER - 706/576-3419

         With a copy to:                   F. Lee Champion, III
                                           Champion & Champion
                                           1030 Second Avenue
                                           Columbus, GA  31901
                                           TELECOPIER - 706/324-0470


         SELLER:                           Plitt Theatres, Inc.
                                           1303 Yonge Street
                                           Toronto, Canada M4T2Y9
                                           TELECOPIER - 416/323-6677
                                           ATTENTION:  Ellis Jacob

         With a copy to:                   Michael Herman
                                           Plitt Theatres, Inc.
                                           1303 Yonge Street
                                           Toronto, Canada M4T2Y9
                                           TELECOPIER - 416/323-6677

         and                               Kitchens, Kelley & Gaynes, P. C.
                                           ATTN:  Gary Shmerling
                                           11 Piedmont Center, N.E., # 900
                                           3495 Piedmont Road
                                           Atlanta, GA  30305-1753
                                           TELEPHONE  - 404/237-4100
                                           TELECOPIER - 404/364-0126


         10.09. Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy. Other than election to terminate this Agreement, the election of any one remedy by a party hereto shall not constitute a waiver of the right to pursue other available remedies.

         10.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         10.11. Entire Agreement. This Agreement, the Exhibits hereto, and the certificates, Schedules and other documents delivered pursuant hereto are incorporated by reference herein, contain the entire agreement between the parties concerning the transaction contemplated herein, and supersede all prior agreements or understandings between the parties hereto relating to the subject matter hereof. No oral representation, agreement or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.


         10.12. Additional Documents. The parties hereto will at any time after the date hereof sign, execute and deliver, or cause others so to do, all such powers of attorneys, deeds, assignments, documents and instruments, and do or cause to be done all such other acts and things as may be necessary or proper to carry out the transactions contemplated by this Agreement.


         10.13. Captions and Section Headings. The captions and section headings used herein are for convenience only, and are not a part of this Agreement, and shall not be used in construing it.


         10.14. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.


         10.15. Schedules. To the extent that identical information may be required by two or more Schedules hereto, such information need be supplied on only one Schedule if appropriate cross-references are made on such other Schedules, or if the information is readily available on another Schedule, or in the Agreement.


         10.16. Peachtree City Lease. The parties hereto agree to cooperate regarding negotiation of a new lease for the West Park Walk Theatre, Peachtree City, Georgia. In the event said new lease results in an increase in the rent or other charges payable thereunder, the Purchase Price shall be adjusted as set forth on Schedule 10.16.

         10.17. Bulk Sales. Buyer hereby waives Seller's compliance with laws applicable to Bulk Sales or Transfers, and Seller hereby indemnifies Buyer from any loss attributable thereto.


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, on the day and year first above written.


                                           SELLER:


                                           PLITT THEATRES, INC.


                                           BY:
                                              ---------------------------
                                                    Title: Executive V.P.

                                           ATTEST:
                                                  -----------------------
                                                    Title: Executive V.P.

                                                  (Corporate Seal)





                                           PLITT SOUTHERN THEATRES, INC.


                                           BY:
                                              ---------------------------
                                                    Title: Executive V.P.

                                           ATTEST:
                                                  -----------------------
                                                    Title: Executive V.P.

                                                  (Corporate Seal)


Signed, sealed and delivered
by SELLER in the presence of:


----------------------------
Witness

Carol Anne Levine
----------------------------
Notary Public

CAROL ANN LEVINE, Notary Public, Municipality of
Metropolitan Toronto, limited to the attestation of Instruments and the taking of affidavits, for Cineplex
Odeon Corporation.
Expires January 18, 1996.

                                           BUYER:


                                           CARMIKE CINEMAS, INC.


                                           BY: John O. Barwick, III
                                              ---------------------------
                                               John O. Barwick, III
                                               Vice President-Finance

                                               (Corporate Seal)




Signed, sealed and delivered
by BUYER in the presence of:


-----------------------------
Witness

Linda Day
-----------------------------
Notary Public


            LINDA DAY
        --NOTARY PUBLIC--
     Muscogee County, Georgia
          OFFICIAL SEAL
My Commission Expires June 16, 1995